Exhibit 99.1

April 19, 2004

FOR IMMEDIATE RELEASE

Washington Mutual Announces First Quarter 2004 Earnings

Boardof Directors Increases Cash Dividend

SEATTLE — Washington Mutual, Inc. (NYSE: WM) today announced first quarter 2004 earnings of $1.05 billion, or $1.18 per diluted share, up 10 percent on a per share basis from $997 million, or $1.07 per diluted share for the same period a year ago.

The company’s first quarter results included $644 million in pretax income from discontinued operations associated with its former subsidiary Washington Mutual Finance Corporation, which was sold during the quarter. This income was partially offset by pretax restructuring and technology-related charges of $68 million, a pretax charge of $89 million associated with the early retirement of certain high-cost Federal Home Loan Bank borrowings, and a pre-tax reduction of $107 million in noninterest income as a result of the one-time effect of the company’s change in accounting for gain from mortgage loans.

Based on the company’s continued strong operating fundamentals and financial performance, Washington Mutual’s Board of Directors declared a cash dividend of 43 cents per share on the company’s common stock, up from 42 cents per share previously.  Dividends on the common stock are payable on May 14, 2004 to shareholders of record as of April 30, 2004.

Key highlights:

•      The company’s results were led by strong growth in its Retail Banking and Financial Services business, whose net income increased by 23 percent year over year;

•      Adjusted for the sale of Washington Mutual Finance, total assets grew $9.77 billion, or 4 percent, to $280.77 billion at March 31, 2004.  Loans held in portfolio and loans held for sale grew on a linked quarter basis by a collective $24.60 billion. Loan growth was partially offset by the sale of approximately $14 billion of fixed-rate investment securities as part of the company’s efforts to reduce interest rate sensitivity;

•      The net interest margin remained essentially unchanged at 2.89 percent due to stable short-term rates and the company’s successful interest rate risk management activities;

•      Depositor and other retail banking fees increased by 10 percent to $463 million from the comparable period a year ago, with the addition of nearly 207,000 net new retail checking accounts in the quarter and nearly 812,000 in the preceding 12 months;

•      Total deposits increased $1.11 billion year over year, despite a decline of $7.62 billion in custodial and escrow balances associated with the slower mortgage market.  The increase in total deposits was due to higher retail, commercial and wholesale deposits;

•      The company made significant progress on its cost leadership initiative as well.  Noninterest expense decreased by $221 million, or 11 percent, from the fourth quarter of 2003.  When adjusted for restructuring and technology-related charges, noninterest expense decreased by $109 million on a linked quarter basis. The company’s efficiency ratio improved to 63.34 percent as compared with 65.51 percent for the fourth quarter of 2003;

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•      Continued strong credit quality was reflected in nonperforming assets (NPAs) of 0.66 percent of total assets as of March 31, 2004, down from 0.70 percent as of December 31, 2003;

•      Washington Mutual was honored as the most admired company in its industry category as part of Fortune magazine’s 2004 Most Admired Companies list. In addition, Fortune recognized the company as the most innovative company in the country, beating out such respected organizations as Starbucks, Procter & Gamble, UPS and Nike;

•      In a February 9 Forrester Research report, Washington Mutual received the highest customer advocacy rating among peer banks, including Chase, Wachovia, Citibank, Bank One and Bank of America;

“Our financial performance in the first quarter highlighted Washington Mutual’s balanced business model,” noted Kerry Killinger, the company’s chairman, president and CEO.  “Our Retail Banking and Financial Services business posted very strong net income gains, year-over-year, which helped to off-set the significantly lower industry-wide mortgage volume.  Our company also continued to successfully attract a growing number of new customers and profitably expand our leading national franchise.

“In addition, we made significant, early progress in our efforts to reduce our cost structure and streamline operations, while maintaining our high standards for customer service.  We believe the solid foundation established in the first quarter provides momentum for the remainder of 2004.”

FIRST QUARTER FINANCIAL SUMMARY

Net Interest Income

Net interest income was $1.73 billion compared with $1.99 billion in the first quarter of 2003 and $1.74 billion in the fourth quarter of 2003.  The net interest margin was 2.89 percent, compared with 2.90 percent in the previous quarter and 3.28 percent in the first quarter of 2003. These results reflected the downward repricing of assets in the early part of 2003.

Noninterest Income

Noninterest income was $1.24 billion compared with $1.30 billion a year ago and $1.47 billion in the fourth quarter of 2003. Fourth quarter 2003 noninterest income included various non-recurring gains.

Continued strong consumer preference for Washington Mutual’s products and personal service led to the net increase of nearly 812,000 retail checking accounts year over year.  The larger base of checking accounts contributed to the 10 percent growth in depositor and other retail banking fees. Offsetting this increase was a 15 percent decrease in total home loan mortgage banking income year over year, reflecting significantly lower mortgage volumes, year-over-year.

Cost Leadership Initiative – Noninterest Expense Update

The company made excellent progress on its cost leadership initiative and management has identified and is tracking more than 100 cost reduction and alignment projects to be implemented in 2004.  While noninterest expense was up year over year primarily due to the expansion of the retail banking network over the previous 12 months, the company reduced noninterest expense by $221 million, or 11 percent, from the fourth quarter of 2003.  When adjusted for restructuring and technology-related charges, noninterest expense decreased by $109 million on a linked quarter basis.

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“The substantial progress our management team made in reducing noninterest expense in the first quarter exceeded our expectations,” said Craig Chapman, the company’s chief administrative officer and executive lead for its cost leadership initiative.  “We believe that we are well positioned to keep 2004 noninterest expense essentially flat with the 2003  level, while executing our targeted growth and expansion plans this year.”

Lending

Total loan volume was $62.17 billion compared with $108.78 billion in the first quarter of 2003 and  $69.90 billion in the fourth quarter of 2003.  Home loan volume of $50.50 billion was down $49.49 billion from the first quarter of 2003 and down $7.03 billion from the fourth quarter of 2003, due to the significant industry-wide reduction in mortgage originations, which was partially mitigated by the company’s balanced business model and strength in generating ARMs. During the first quarter of 2004, ARMs represented 53 percent of the company’s home loan origination volume, compared with just 27 percent in the first quarter of 2003 and 48 percent in the fourth quarter of 2003.

The company’s focus on cross-selling its broad range of products and services and expanding customer relationships contributed to strong home equity loans and lines of credit volume of $8.42 billion, up 62 percent from the first quarter of 2003 and up 6 percent from the fourth quarter of 2003.

Credit Quality

The positive credit trends of recent quarters continued in the first quarter. NPAs as a percentage of total assets were 0.66 percent, an improvement from 0.70 percent as of December 31, 2003 and 0.86 percent at March 31, 2003.  Net charge offs were $46 million versus $97 million in the fourth quarter of 2003 and  $58 million in the first quarter of 2003.  The company’s provision for loan and lease losses was $56 million, while the allowance for loan and lease losses was $1.26 billion at March 31, 2004.

Balance Sheet and Capital Management

Total assets grew $5.59 billion to $280.77 billion at March 31, 2004. However, adjusted for the discontinued operations of Washington Mutual Finance, total assets increased $9.77 billion on a linked quarter basis.

Loans held in portfolio grew to $187.46 billion as of March 31, 2004, an increase of $11.82 billion from year-end levels, reflecting the company’s emphasis on originating short-term ARM loans as well as growth in its home equity loans and lines of credit and commercial business lending portfolios.  Loans held for sale grew to $33.13 billion at the end of the first quarter, an increase of $12.78 billion over December 31, 2003 levels.  Investment securities declined by 52 percent to $12.57 billion at March 31, 2004, primarily as a result of the sale of the fixed-rate investment securities previously mentioned.

Total deposits increased $7.80 billion to $160.98 billion at March 31, 2004, primarily due to growth of wholesale, custodial and escrow deposits.

Washington Mutual continues to manage its capital position, in part, by repurchasing shares of its common stock.  During the quarter, the company repurchased 16 million shares of its common stock at an average price of $44.14.

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The company’s ratio of tangible common equity to tangible assets was 5.21 percent.  In addition, the capital ratios of the company’s banking subsidiaries continued to exceed the federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

“Our strong capital levels at the end of the first quarter, reflect both the company’s capital generation ability and successful efforts to opportunistically deploy capital into loan growth and share repurchases, while continuing to increase our dividends to shareholders,” said Tom Casey, the company’s chief financial officer.

FIRST QUARTER OPERATING SEGMENT RESULTS

Washington Mutual manages and reports information concerning the company’s activities, operations, products and services around its two customer categories, which form the company’s two business segments: the Consumer Group and the Commercial Group.

Consumer Group

The Consumer Group provides financial products and services to customers through a wide range of channels, including its network of retail banking stores, retail, wholesale and correspondent lending centers and ATMs.  Additionally, 24-hour service is provided through telephone call centers and online banking.  The Consumer Group consists of two distinct operating segments for which separate financial reports are prepared: the Retail Banking and Financial Services segment, and the Mortgage Banking segment.

Retail Banking and Financial Services

Retail Banking and Financial Services offers innovative retail banking and financial products and services to consumers and small businesses, including deposits, loans, securities brokerage, mutual funds and annuities, through its network of more than 1,750 retail banking stores.  The company’s home loan and consumer loan portfolios, as well as its mutual fund management business are also part of the Retail Banking and Financial Services segment.

Retail Banking and Financial Services First Quarter Financial Performance

Net income for the company’s Retail Banking and Financial Services business increased by 23 percent to $469 million, compared with $380 million in the first quarter of 2003.   In addition to the strong growth in depositor and other retail banking fees previously mentioned, net interest income of the segment increased 32 percent, quarter over quarter, driven by significantly higher average loan portfolio balances. The strong growth in net interest income and noninterest income was partially offset by an increase in noninterest expense, which reflected the company’s continued national expansion of its retail banking network.

Highlights of the Retail Banking and Financial Services Business for the first quarter included:

•      Retail banking stores that have been open since January 1, 2003 produced strong same-store sales from the first quarter of 2003, posting a 58 percent increase in consumer lending, a 10 percent increase in depositor and other banking fees and 11 percent growth in net new checking accounts;

•      Average loan portfolio balances grew 29 percent from the first quarter of 2003 to $149.40 billion, reflecting the emphasis on originating ARM loans for the balance sheet as well as growth in its home equity loans and lines of credit, which increased 73 percent to $31.26 billion year over year;

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•      The company’s retail banking network grew 13 percent year over year as it opened 285 new stores over that period, including 58 new store openings during the first quarter;

•      The cross-sell ratio for the average mature retail banking household increased to 5.65 products and services, up from 5.59 at the end of the fourth quarter of 2003;

•      Over the past year, WM Group of Funds grew assets under management by $5.99 billion, or 45 percent, to $19.44 billion at March 31, 2004;

•      As of April 15, more than 300,000 customers have signed up for the new WaMoola Program, which allows customers to use their Washington Mutual debit card to raise money for the schools of their choice;

•      In January, Washington Mutual was named “Best Retail Bank – Americas” in the Lafferty International Retail Banking Awards.

Mortgage Banking

The Mortgage Banking business is a leading national originator and servicer of home loans.  Loans originated by Mortgage Banking are either sold to secondary market participants or retained by the company.  Mortgage Banking also offers insurance products and services to its customers and manages the company’s captive reinsurance activities.

Mortgage Banking First Quarter Financial Performance

Net income was $220 million compared with $497 million in the first quarter of 2003 as the Mortgage Banking business produced solid results while successfully balancing its cost-reduction targets with pricing discipline and market share objectives.  The principal drivers of the year to year difference were the high volume of originations from the refinancing boom during the first quarter of 2003 as compared to more modest volumes seen in the first quarter of this year, as well as reduced noninterest income from the one-time effect of the adoption of new accounting treatment for the recognition of income from gain from mortgages.

Highlights of the Mortgage Banking Business for the first quarter included:

•      Total home loan volume from the Mortgage Banking Business was $47.90 billion, compared to $97.44 billion in the first quarter of 2003;

•      ARM loan volume was 53 percent of total Mortgage Banking home loan volume, up from 27 percent in the first quarter of 2003 and continuing the upward trend from the fourth quarter of 2003.  This trend reflects the company’s balanced business model and ability to quickly adjust the mix of fixed- and adjustable-rate products in response to interest rates, market conditions and customer preference;

•      Reflecting its focus on gaining efficiencies and streamlining operations, Mortgage Banking reduced the number of home loan fulfillment centers nationally from 58 to 46.

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Commercial Group

The Commercial Group is the leading national originator of multi-family loans and provides loans to developers of and investors in multi-family and other commercial real estate properties, which it retains in its portfolio or sells in the secondary market.  The Commercial Group also provides financing for mortgage bankers, home builders, and mid-sized businesses, and offers deposits and cash management services to its customers.  Through Long Beach Mortgage, a wholly owned subsidiary of the company, the Commercial Group originates and services home loans that are made to higher-risk borrowers and sold to secondary market participants.  The discontinued operations of Washington Mutual Finance were also previously included in the segment.

Commercial Group First Quarter Financial Performance

Net income for the Commercial Group, excluding Washington Mutual Finance as a discontinued operation, increased 7 percent to $169 million, compared with $158 million in the first quarter of 2003.  The main drivers for this increase were a 7 percent increase in total net interest income, resulting from higher average loan balances, and a 20 percent increase in gain from mortgage loans at Long Beach Mortgage and multi-family operations;

Highlights of the Commercial Group for the first quarter included:

•      Commercial Group average deposits grew $1.58 billion as compared to March 31, 2003, an increase of 35 percent year over year.

•      The average multi-family loan portfolio grew 10 percent from the first quarter of 2003 and contributed to the 7 percent growth in total average loans for the Commercial Group overall.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At March 31, 2004, Washington Mutual and its subsidiaries had assets of $280.77 billion. Washington Mutual currently operates more than 2,400 consumer banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

Webcast information:A conference call to discuss the company’s financial results will be held on Tuesday, April 20, 2004, at 10 am EDT and will be hosted by Kerry Killinger, chairman, president, and chief executive officer, Tom Casey, executive vice president and chief financial officer and Craig Chapman, chief administrative officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 877-546-1565. Participants calling from outside the United States may dial 712-257-0019. The passcode “WaMu” is required to access the call. Via the internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be on the company’s web site following the call. A recording of the conference call will be available after 1 pm EDT on Tuesday, April 20, 2004, through 11:59 pm EDT on Thursday, April 29. The recorded message will be available at 800-944-8486. Callers from outside the United States may dial 402-220-3520.

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Forward Looking Statement

Our Form 10-K/A and other documents that we file with the Securities and Exchange Commission contain forward-looking statements.  In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results.  They are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  These statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.  There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Some of these factors are:

•      General business and economic conditions may significantly affect our earnings;

•      If we are unable to effectively manage the volatility of our mortgage banking business, our earnings could be adversely affected;

•      If we are unable to fully realize the operational and systems efficiencies sought to be achieved from our recently announced business segment realignment, our earnings could be adversely affected;

•      We face competition for loans and deposits from banking and nonbanking companies and national mortgage companies; and

•      Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business.

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Media Contact:	Alan Gulick
(206) 377-3637
alan.gulick@wamu.net

Investor Contacts:	JoAnn DeGrande
(206) 461-3186
joann.degrande@wamu.net

Ruthanne King
(206) 461-6421
ruthanne.king@wamu.net